Exhibit 10.1

SECOND AMENDMENT

OF

EMPLOYMENT AGREEMENT FOR JOHN E. CARROLL, JR.

THIS AMENDMENT is made effective September 29, 2006, between FreightCar America, Inc., a Delaware corporation (the “Company”), and John E. Carroll, Jr. (the “Executive”).

WHEREAS, the Company and the Executive entered into an Employment Agreement effective as of December 17, 2004 (the “Employment Agreement”); and

WHEREAS, the Company and the Executive agreed to an Amendment of the Employment Agreement, and the Company and Executive now consider it desirable to further amend the Employment Agreement;

NOW THEREFORE, pursuant to Section 10(d) of the Employment Agreement, the parties mutually agree to further amend the Employment Agreement, by substituting the following for Section 3 of the Employment Agreement:

“3. Term. The employment of the Executive by the Company pursuant to this Agreement will commence as of December 17, 2004 (the “Effective Date”) and shall terminate on December 31, 2006; provided, however, that this Agreement, shall remain in effect from year to year thereafter unless, not less than sixty (60) days prior to the then termination of the term of this Agreement, either the Executive or the Company shall deliver to the other written notice of his or its intention not to continue in effect this Agreement, in which case this Agreement shall terminate as of December 31 of the year in which such notice is given (the ‘Term’).”

IN WITNESS WHEREOF, the parties have executed this Amendment on the date and year first above written.

FREIGHTCAR AMERICA, INC.

By:	/s/ Camillo M. Santomero, III	/s/ John E. Carroll, Jr.
	Chairman of the Board	John E. Carroll, Jr.